Exhibit 10.5
AGENCY AGREEMENT
WESTPORT JWH FUTURES FUND L.P.
(A NEW YORK LIMITED PARTNERSHIP)
UNITS OF LIMITED PARTNERSHIP INTEREST
November 11, 2009
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Morgan Stanley Smith Barney LLC,
on behalf of its Smith Barney Channel
2000 Westchester Avenue
Purchase, New York 10577
Re: Westport JWH Futures Fund L.P.
Ladies and Gentlemen:
     Westport JWH Futures Fund L.P. (formerly known as Smith Barney Westport Futures Fund L.P.) (the “Partnership”) is organized as a limited partnership under the New York Revised Uniform Limited Partnership Act, as amended and in effect on the date hereof (the “Partnership Act”) for the purpose of speculative trading, either directly or indirectly, in commodity interests including, but not limited to futures contracts, swaps, options, spot, and forward contracts. Ceres Managed Futures LLC (formerly known as Citigroup Managed Futures LLC), a Delaware limited liability company (the “General Partner”), offered units of limited partnership interest in the Partnership (the “Units”) publicly from August 1, 1997 through February 1, 1998 and has offered Units privately since March 15, 2000.
     The General Partner desires to raise additional capital for the Partnership by the continued sale of Units to certain qualified investors pursuant to Rule 506 of Regulation D (“Reg. D”) under section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The General Partner, the Partnership, the business of the Partnership and the Units are described in a Private Placement Offering Memorandum and Disclosure Document dated August 1, 2009, prepared by the General Partner. As used in this Agreement, “Memorandum” refers to that Private Placement Offering Memorandum and Disclosure Document, including the appendices thereto, unless such memorandum or appendices have been supplemented or amended, in which case the term shall refer, from and after the time the supplement or amendment is delivered to each of you, to the memorandum and appendices as so amended and supplemented. The commodity trading advisor to the Partnership is currently John W. Henry & Company, Inc. The General Partner may engage a different commodity trading advisor at any time on behalf of the Partnership.

     The subscribers for Units will be required to execute the Subscription Agreement, a copy of which is attached as an appendix to the Memorandum, and to tender or cause to be tendered for each Unit subscribed cash in the amount of the net asset value per Unit on the date of purchase. Subscribers for Units whose Subscription Agreements are accepted by the General Partner will become limited partners of the Partnership (the “Limited Partners”) upon the execution by the General Partner as attorney-in-fact for each such subscriber of a Limited Partnership Agreement, as may be amended and restated from time to time, a copy of which is attached as an appendix to the Memorandum (the “Partnership Agreement”), and at the time such subscribers’ names are entered in the books and records of the Partnership.
     Section 1. Appointment of Agent.
     On the basis of the representations, warranties and covenants contained in this Agreement, but subject to the terms and conditions set forth in it, Citigroup Global Markets Inc. and Morgan Stanley Smith Barney LLC, on behalf of its Smith Barney Channel, are hereby appointed non-exclusive agents of the Partnership during the offering period specified in this Section, for the purpose of finding subscribers for the Units for the account and risk of the Partnership through a private offering. The offering period will continue until the General Partner terminates it (with reasonable advance notice) or until up to 200,000 Units, or such additional duly authorized amount, have been subscribed (the “Continuous Offering”). Units or partial Units sold during the Continuous Offering will be sold at net asset value per Unit as of the last day of each month, provided that the General Partner may determine to not accept any offers to purchase Units in a particular month. Subject to the performance by the General Partner of all of its obligations to be performed under this Agreement and to the completeness and accuracy of all material representations and warranties of the General Partner contained in this Agreement, you each hereby accept such agency and agree on the terms and conditions set forth in this Agreement to use reasonable efforts during the Continuous Offering to find subscribers for the Units subject to market demand. Such offering of Units shall be subject to prior approval in accordance with your internal policies. Each of you agree that your agency under this Agreement, which is coupled with an interest and, therefore, is not terminable by the General Partner without your permission, will continue until the termination of the Continuous Offering or until such time as all Units sold by you have been redeemed, whichever is later.
Section 2. Representations and Warranties of the Partnership and the General Partner.
     The Partnership and the General Partner jointly and severally represent and warrant to each of you, individually, for your benefit, and for the benefit of the purchasers of the Units sold by you that:
     (a) They will deliver to you such number of copies of the Memorandum as you may reasonably request, regardless of whether the Units are offered solely to “accredited investors” as defined in Rule 501(a) of Reg. D (unless otherwise permitted by the General Partner). They will not make any amendment or supplement to the Memorandum until they have given you a copy thereof and reasonable notice of the same, and no such amendment or supplement, if material, will be made if you reasonably object thereto.
     (b) The Memorandum complies with Rule 502(b)(2) of Reg. D and the information to be made available or furnished to each purchaser of a Unit pursuant to Section 5(f) hereof or otherwise will be sufficient to comply with Rule 502(b)(2)(iv) and 502(b)(2)(v) of Reg. D.
     (c) The Memorandum will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (d) All action required under the Partnership Agreement or otherwise to be taken by the General Partner before the subscription for and sale of the Units to subscribers therefor has been taken or before the Monthly Closing dates, as defined in Section 4 hereof, will have been taken, and upon (i) payment of the consideration therefor specified in the Subscription Agreement, (ii) acceptance by the General Partner of each subscriber acceptable to the General Partner, and (iii) the payment of any required filing fee, the subscribers will become Limited Partners of the Partnership entitled to all the rights of Limited Partners under the Partnership Agreement and the Partnership Act. The Units, when sold and paid for as contemplated by the Memorandum, will represent validly authorized and duly issued limited partnership interests in the Partnership and will conform to all statements relating thereto contained in the Memorandum, including the Partnership Agreement. The General Partner shall maintain records required of a registered commodity pool operator pursuant to the rules of each of the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association.
     (e) The Partnership is a limited partnership duly and validly organized pursuant to the Partnership Agreement and the laws of New York and is validly existing under, and subject to, the laws of New York with full power and authority to conduct the business in which it proposes to engage as described in the Memorandum. A Limited Partner will have no liability in excess of his capital contribution and his share of Partnership assets and undistributed profits except as set forth in Section 7(f)(2) of the Partnership Agreement and in the Partnership Act.
     (f) There is no action, suit, litigation or proceeding before or by any court or governmental agency, federal, state or local, pending or threatened against or affecting or involving the property or business of the General Partner, or the business of the Partnership, that would materially and adversely affect the condition (financial or otherwise), business or prospects of the General Partner or the Partnership.
     (g) Other than as disclosed to you, neither the Partnership, the General Partner, nor any person directly or indirectly affiliated with either of them has, either directly or through an agent, sold or offered for sale or solicited offers to subscribe for or buy, or approached potential investors for or otherwise negotiated in respect of, the Units except for the activities of the General Partner in approaching potential investors undertaken in cooperation with Citigroup Global Markets Inc. and Morgan Stanley Smith Barney LLC, on behalf of its Smith Barney Channel, after advance consultation with either Citigroup Global Markets Inc. or Morgan Stanley

Smith Barney LLC, on behalf of its Smith Barney Channel, as applicable; and neither the Partnership, the General Partner nor any person directly or indirectly affiliated with any of them has, either directly or through an agent, participated in the organization or management of any partnership or other entity, or has engaged in any other activity, in a manner or under circumstances that would jeopardize the status of the offering of the Units as an exempted transaction under the Securities Act or under the laws of any state in which it is represented by the General Partner that the offering may be made.
     (h) This Agreement and the Partnership Agreement have been duly and validly authorized, executed and delivered by and on behalf of the General Partner and constitute valid and binding agreements of the General Partner enforceable in accordance with their terms. This Agreement and the Subscription Agreements have been or will be duly and validly authorized, executed and delivered by and on behalf of the Partnership and constitute or will constitute valid and binding agreements of the Partnership enforceable in accordance with their terms.
     (i) The execution and delivery of this Agreement, the Subscription Agreements and the Partnership Agreement, and the consummation of the transactions contemplated in this Agreement and in the Memorandum, do not conflict with and will not constitute a breach of, or default under, the certificate of formation or limited liability company agreement of the General Partner or any agreement or instrument by which the General Partner is bound by any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.
     (j) A separate escrow account has been opened at Citibank, N.A. (the “Escrow Agent”) and will be maintained for all funds received from subscribers for Units. All payments received from persons desiring to purchase Units will be deposited in such account and held in accordance with the terms of the Escrow Agreement entered into with the Escrow Agent. During the Continuous Offering, the General Partner may elect to hold subscription proceeds at a different bank. If the General Partner elects to hold subscription proceeds at a different bank, it will notify you promptly and provide you with details of the new account.
     Section 3. Representations and Warranties of Citigroup Global Markets Inc. and Morgan Stanley Smith Barney LLC.
     Each of you represent and warrant, individually, to and for the benefit of the Partnership and the General Partner that:
     (a) You will not offer or sell the Units by any form of general solicitation or general advertising within the meaning of Rule 502(c) of Reg. D.
     (b) Where required by applicable state law or regulation, you will initiate contact with a prospective offeree only after determining that the suitability and sophistication standards described in the Memorandum are likely to be satisfied with respect to such prospective offeree and, where applicable, only after having obtained an executed Purchaser Representative Questionnaire.

     (c) You will make offers to sell Units to, or solicit offers to subscribe for Units from, persons in only those states or other jurisdictions where the General Partner has either qualified or registered the offering for sale or where the General Partner has determined that an exemption from such qualification or registration is available under the applicable securities or “blue sky” statutes of such states or other jurisdictions. You will not offer or sell Units to any person unless, immediately before making such offers or sales, you reasonably believe such person (i) would be able to represent that such person is acquiring the Units for such person’s own account as principal for investment and not with a view to resale or distribution, (ii) qualifies as an accredited investor under Rule 501 of Reg. D and (iii) meets such other suitability standards as are specified in the Memorandum under the caption “Who May Invest” and the other conditions contained in the Subscription Agreement.
     (d) You will not offer the Units for sale to, or solicit any offers to subscribe for the Units from, any offeree who resides in a state whose securities or “blue sky” laws require offerees to meet specified qualifications unless such offeree meets such qualifications or which laws require offerees to receive disclosure documents until you have delivered (or directed the General Partner to deliver) the Memorandum, the Partnership Agreement, and any other agreement or document that may be attached as an exhibit or appendix referred to in and distributed with the Memorandum or any other information provided by the General Partner which is required to be delivered to purchasers pursuant to Rule 502(b)(2) of Reg. D to such offeree, and within a reasonable time prior to the Monthly Closing you shall deliver (or cause the General Partner to deliver) all such documents to all persons who are to purchase the Units, to the extent they have not theretofore received such documents. In connection with the offering, you will not represent to any person acquiring Units any material facts relating to the offering unless such facts are contained in the Memorandum or have been provided to you in writing by the General Partner.
     (e) You will maintain a record of all information obtained by you indicating that subscribers for Units placed by you meet the suitability standards referred to in Section 3(c) hereof. The General Partner, in its sole discretion, will approve or reject the subscriptions and notify you of the same.
     (f) You are a member in good standing of the Financial Industry Regulatory Authority, Inc.
     (g) You are in compliance with applicable anti-money laundering laws (including the USA PATRIOT Act) and related regulations.
     (h) You acknowledge that, in its sole discretion, the General Partner may in the future engage additional selling agents for the Partnership. Compensation of any additional selling agents shall be determined by the General Partner in its sole discretion.

     (i) You shall be responsible for compliance with all applicable anti-money laundering laws (including the USA PATRIOT Act) and related regulations with respect to all purchasers of Units placed by you. Each of you agree that you will fully cooperate with each other and provide all information, subject to applicable privacy and confidentiality obligations, as is necessary to permit Citigroup Global Markets Inc. and Morgan Stanley Smith Barney LLC to comply with the foregoing representation and warranty.
     Section 4. Closings.
     During the Continuous Offering, closings may be held as of the last business day of each month (“Monthly Closings”) for each month the General Partner accepts subscriptions.
     Section 5. Covenants of the Partnership and the General Partner.
     Each of the Partnership and the General Partner covenant with each of you, separately, that:
     (a) If any event occurs that relates to or affects the business or condition (financial or other) of the General Partner or the Partnership which makes it necessary to amend or supplement the Memorandum in order that the Memorandum will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a subscriber, the General Partner forthwith will prepare and furnish to you a reasonable number of copies of the amendment or amendments of, or supplement or supplements to, the Memorandum (in form and substance satisfactory to you and your counsel) that will so amend or supplement the Memorandum.
     (b) They will qualify or register the Units for offering and sale under, or establish the exemption of the offering and sale of the Units from qualification or registration under, the applicable securities or “blue sky” laws of the jurisdictions listed in Appendix I hereto and use reasonable efforts to qualify in such other jurisdictions as you may reasonably request in writing; provided, however, that none of them will be obligated to qualify as a dealer in securities in any jurisdiction in which it is not so qualified. The General Partner will promptly notify you in writing of such qualification, registration or exemption in each such jurisdiction and of any modification, rescission or withdrawal of any such qualification, registration or exemption. The General Partner will not consummate a sale of a Unit in any jurisdiction in which such sale may not be lawfully made and will not consummate any sale otherwise than in accordance with the restrictions and limitations, if any, set forth or referred to in such survey.
     (c) The General Partner will notify you promptly if it becomes aware that the Memorandum contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (d) The Partnership will apply the proceeds from the sale of the Units for the purposes set forth under “Use of Proceeds” in the Memorandum in substantially the amounts and in the manner indicated thereunder.
     (e) Neither they nor any person directly or indirectly affiliated with any of them is or will be engaged, as a general partner, sponsor or otherwise (i) in the organization or management of any partnership, fund or other entity, in a manner or under circumstances which, in the opinion of their counsel, will jeopardize the status of the offering of the Units as an exempted transaction under the Securities Act or under the laws of any state in which it is represented by them that the offering may be made, or (ii) in any offering of securities which, when integrated with the offering of the Units in the manner prescribed by Rule 501(a) of Reg. D and SEC Release No. 33-4552 (Nov. 6, 1962) will jeopardize the status of the offering of the Units as an exempted transaction under Reg. D.
     (f) Subject to Section 11 hereof, at all times during the Continuous Offering, they will (i) make available to each potential purchaser and to the purchaser’s representative, if any, such information (in addition to that contained in the Memorandum) concerning themselves, the offering and any other relevant matters, as they possess or can acquire without unreasonable effort or expense, and (ii) provide to each potential purchaser and to any purchaser representatives the opportunity to ask questions of, and receive answers from, them concerning the terms and conditions of the offering and the business of the Partnership and to obtain any other additional information, to the extent they possess the same or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished to the potential purchaser or any purchaser representatives.
     (g) They will provide to each purchaser the information required to be delivered by Rule 502(b)(2)(iii) and 502(b)(iv).
     (h) Within 15 days of receiving copies from you of information indicating that subscribers meet the suitability standards, the General Partner will approve or reject the subscriptions and notify you of the same.
     (i) The General Partner shall file a Form D with the Securities and Exchange Commission pursuant to Rule 503 under Reg. D in a timely manner with respect to all subscriptions accepted by the General Partner. The General Partner shall comply with any filing requirement imposed by the laws of any state or jurisdiction in which sales are made. The General Partner shall furnish you and your counsel with copies of all filings made on Form D pursuant hereto.
     (j) The General Partner shall notify you within a reasonable period of time if it engages an additional selling agent for the Partnership.

     Section 6. Acknowledgment of Payment of Compensation to You and Your Financial Advisors
     Pursuant to the Customer Agreement between Citigroup Global Markets Inc. and the Partnership, the Partnership shall pay to Citigroup Global Markets Inc., in lieu of brokerage commissions on a per trade basis, a monthly flat rate brokerage fee equal to 5.5% per year of the Partnership’s month-end Net Assets. The Partnership and the General Partner acknowledge that during the term of the Partnership a portion of such brokerage fees will be paid to Morgan Stanley Smith Barney LLC (or an additional selling agent) by Citigroup Global Markets Inc. and each of you will use a portion of the brokerage fee to pay your respective financial advisors who place Units and who are registered with the CFTC as associated persons.
     Section 7. Conditions of Your Obligations.
     Your respective obligations under this Agreement are subject to the accuracy of and compliance in all material respects with the representations and warranties of the Partnership and the General Partner made in Section 2 hereof and to the performance by the Partnership and the General Partner in all material respects of their obligations to you under this Agreement.
     If any of the conditions specified in this Section 7 have not been fulfilled when and as required by this Agreement to be fulfilled by the Partnership or the General Partner with respect to a party to this Agreement, such party may withdraw as a party to this Agreement by notifying the General Partner of such withdrawal in writing at any time at or before any Monthly Closing and any such withdrawal will be without liability or obligation of any party to any other party except as otherwise provided in Section 5 and Section 9 hereof.
     For the avoidance of doubt, if one of you withdraws as a party to this Agreement pursuant to this Section 7, the Agreement shall continue in full force and effect with respect to the remaining parties to the Agreement.
     Section 8. Conditions of the Obligations of the Partnership and the General Partner.
     The obligations of the Partnership and the General Partner under this Agreement with respect to each of you are subject to the performance by you of your respective obligations under the same in all material respects and to the further condition that you have offered the Units for sale, or solicited offers to subscribe for or buy Units, or otherwise negotiated with any person with respect to the Units, only in such manner and under such circumstances as are in compliance with the securities or “blue sky” laws of the jurisdictions designated by you in accordance with Section 5(b) hereof.
     For the avoidance of doubt, if the Partnership’s and the General Partner’s obligations with respect to either of you cease pursuant to this Section 8, the Partnership’s and General Partner’s obligations with respect to the other party to the Agreement shall continue in accordance with the terms of this agreement.

     Section 9. Indemnification and Contribution.
     Each of you agree to indemnify and hold harmless the Partnership and the General Partner and their officers, directors and employees, against any and all loss, liability, claim, damage, expense, judgment or amount paid in settlement (including reasonable attorneys’ fees) with respect to statements or omissions in the Memorandum made with respect to you or your respective obligations under this Agreement made in reliance upon and in conformity with information furnished to the General Partner by you expressly for use in the Memorandum.
     Section 10. Representations, Warranties and Agreements to Survive Delivery.
     All representations, warranties and agreements contained in this Agreement or contained in certificates or opinions delivered pursuant to this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of either of you or by or on behalf of the General Partner and will survive the Monthly Closings.
     Section 11. Confidentiality.
     Each party shall keep confidential any non-public information in respect of the Limited Partners and any confidential information relating to the business of each other party to this Agreement.
     Section 12. Notices and Authority to Act.
     All communications required to be given pursuant to this Agreement shall be in writing and, if sent to Citigroup Global Markets Inc., will be mailed, delivered or transmitted by facsimile and confirmed to Citigroup Global Markets Inc. at:
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Attention: General Counsel (Managed Futures)
or, if sent to Morgan Stanley Smith Barney LLC, on behalf of its Smith Barney Channel, will be mailed, delivered or telegraphed and confirmed to Morgan Stanley Smith Barney LLC, on behalf of its Smith Barney Channel, at:
Morgan Stanley Smith Barney LLC,
on behalf of its Smith Barney Channel
2000 Westchester Avenue
Purchase, New York 10577
Attention: Jeremy Beal

or if sent to the General Partner, will be mailed, delivered or telegraphed and confirmed to the General Partner at:
Ceres Managed Futures LLC
55 East 59th Street — 10th Floor
New York, New York 10022
Attention: Jennifer Magro
or at such other address as may be provided in writing to the other parties.
     Section 13. Parties.
     This Agreement will inure to the benefit of and be binding upon each of you, the Partnership and the General Partner and each of your and their respective successors, heirs and representatives. This Agreement and its conditions and provisions are intended to be and are for the sole and exclusive benefit of the parties to it and their respective successors, heirs and representatives, and not for the benefit of any other person, firm or corporation unless expressly stated otherwise.
     Section 14. Governing Law.
     This Agreement shall be governed by and construed under the laws of the State of New York.
     Section 15. Waiver.
     Any party to this Agreement may waive compliance by the other with any of the terms, provisions and conditions set forth in this Agreement.
     Section 16. Entire Agreement.
     This Agreement contains the entire agreement between the parties to it, and is intended to supersede any and all prior agreements between those parties, relating to the same subject matter.
     Section 17. Effective Date.
     This Agreement is effective with retroactive effect to May 31, 2009.
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     If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among you, the Partnership and the General Partner, in accordance with its terms.
Sincerely,

WESTPORT JWH FUTURES FUND L.P.

By: Ceres Managed Futures LLC
(General Partner)

By:	/s/ Jennifer Magro
Name:	Jennifer Magro
Title:	Chief Financial Officer and Director

CERES MANAGED FUTURES LLC

By:	/s/ Jennifer Magro
Name:	Jennifer Magro
Title:	Chief Financial Officer and Director

Confirmed, accepted and agreed to as of the date first above written.

MORGAN STANLEY SMITH BARNEY LLC		CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Michael McGrath	By:	/s/ Laurie Hesslein
Name:	Michael McGrath	Name:	Laurie Hesslein
Title:	Managing Director	Title:	Managing Director

APPENDIX I
Blue Sky Memorandum